Exhibit 10.6

[FORM OF]

AMENDED AND RESTATED STOCK OPTION AGREEMENT

THIS AGREEMENT, initially dated as of August 20, 2004 (the “Grant Date”) and amended and restated as of October 29, 2004 is made by and between PanAmSat Holding Corporation, a Delaware corporation (hereinafter referred to as “Holdco”), and the individual whose name is set forth on the signature page hereof, who is an employee of Holdco or a Subsidiary or Affiliate of Holdco, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan (as hereinafter defined).

WHEREAS, PanAmSat Corporation (the “Company”) adopted the Plan on the Grant Date;

WHEREAS, the Compensation Committee of the Company, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised Holdco thereof and instructed the undersigned officers to issue said Option;

WHEREAS, the Company and the Optionee have entered into a Stock Option Agreement dated as of August 20, 2004 (the “Original Stock Option Agreement”);

WHEREAS, following the execution of the Original Stock Option Agreement, the Company effectuated a 1 : 4.36890754 stock split (the “Stock Split”);

WHEREAS, the shareholders of the Company have contributed their shares of PanAmSat Common Stock to Holdco in exchange for Common Stock, and as a result the Company has become a wholly-owned Subsidiary of Holdco;

WHEREAS, on October 14, 2004, the Company assigned to Holdco and Holdco assumed from the Company the Plan;

WHEREAS, Holdco wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, on October 19, 2004, Holdco paid an extraordinary dividend of $2.2296 per share (the “Dividend”) of Common Stock and the Board approved a reduction in the exercise price of the Option in an amount equal to the Dividend;

WHEREAS, Holdco, the Company and the Optionee wish to amend and restate the Original Stock Option Agreement in order to reflect (i) the Stock Split, (ii) the assignment of the Plan by the Company and assumption of the Plan by Holdco, and (iii) the reduction of the exercise price in connection with the payment of the Dividend; and

WHEREAS, the Committee has the authority under Section 10(a) of the Plan to make adjustments to the Grants to account for the foregoing events.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby amend and restate the Original Stock Option Agreement as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.                                   - Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement between the Optionee and Holdco or any of its Subsidiaries or Affiliates (the “Employment Agreement”), or, if there is no such Employment Agreement, “Cause” shall mean: (a) the Optionee’s willful and continued failure to perform his or her material duties with respect to Holdco or it Subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to the Optionee by Holdco (the “Cure Period”), (b) the willful or intentional engaging by the Optionee in conduct that causes material and demonstrable injury, monetarily or otherwise, to Holdco, any of the Investors, and their respective Affiliates, (c) conviction of , or a plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, or (d) a material breach of the Optionee’s Management Stockholder’s Agreement or other agreements, if any, including, without limitation, engaging in any action in breach of the restrictive covenants as set forth therein, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

Section 1.2.                                   - Change in Control

“Change in Control” means in one or a series of related transactions (i) the sale of all or substantially all of the assets of Holdco to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of Holdco being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of Holdco with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) an Investor or any member of the Investors, (y) a Rule 405 Affiliate of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity.

Section 1.3.                                   - Committee

“Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

Section 1.4.                                   - Common Stock

“Common Stock” shall mean common stock, par value $0.01 per share, of Holdco.

Section 1.5.                                   - Fiscal Year

“Fiscal Year” shall mean each fiscal year of Holdco (which, for the avoidance of doubt, ends on or about November 30 of any given calendar year).

Section 1.6.                                   - Good Reason

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Good Reason” shall mean (i) a reduction in the Management Stockholder’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of senior management in substantially the same proportions, provided that the Management Stockholder’s base salary is not reduced by more than 10%); (ii) a substantial reduction in the Management Stockholder’s duties and responsibilities; or (iii) a transfer of the Management Stockholder’s primary workplace by more than fifty miles from the current workplace.

Section 1.7.                                   - Investors

“Investors” means Constellation, LLC, a Delaware limited liability company, Carlyle PanAmSat I, L.L.C., a Delaware limited liability company, Carlyle PanAmSat II, L.L.C., a Delaware limited liability company, PEP PAS, LLC, a Delaware limited liability company, and PEOP PAS, LLC, a Delaware limited liability company.

Section 1.8.                                   - Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Amended and Restated Management Stockholder’s Agreement of even date herewith among the Optionee, the Company and Holdco.

Section 1.9.                                   - Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.10.                             – PanAmSat Common Stock

“PanAmSat Common Stock” shall mean common stock, par value $0.01 per share, of the Company.

Section 1.11.                             - Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Permanent Disability”

shall mean the Optionee becoming physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months to perform substantially all of the material elements of the Optionee’s duties with Holdco or any Subsidiary or Affiliate thereof.  Any question as to the existence of the Permanent Disability of the Optionee as to which the Optionee and Holdco cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Optionee and Holdco.  If the Optionee and Holdco cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Permanent Disability made in writing to Holdco and the Optionee shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as “Permanent Disability” or being “Permanently Disabled”).

Section 1.12.                             - Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.13.                             - Plan

“Plan” shall mean the Amended and Restated 2004 Stock Option Plan for Key Employees of PanAmSat Holding Corporation and Its Subsidiaries.

Section 1.14.                             - Secretary

“Secretary” shall mean the Secretary of Holdco.

Section 1.15.                             - Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.                                   - Grant of Options

For good and valuable consideration, on and as of the Grant Date the Company irrevocably granted to the Optionee, and Holdco has now assumed, effective as of October 14, 2004, the obligations of the Company with respect to the grant of (i) a Time Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement and (ii) a Performance Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.  The Option shall consist of a Time Option and a Performance Option.

Section 2.2.                                   - Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option shall be $[               ] per share (the “Base Price”) without commission or other charge (which is the Fair Market Value per share of the Common Stock on the date hereof).

Section 2.3.                                   - No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of Holdco or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of Holdco and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with Holdco or any Subsidiary or Affiliate or offer letter provided by Holdco or any Subsidiary or Affiliate to the Optionee.

Section 2.4.                                   - Adjustments to Option

Subject to Sections 8 and 9 of the Plan, in the event that the outstanding shares of the stock subject to the Option, are, from time to time, changed into or exchanged for a different number or kind of shares of Holdco or other securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, spin-off, stock dividend, combination of shares, or other corporate event, the Committee shall make, as appropriate and equitable, an adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable, and the Committee may, as it deems appropriate and equitable, pay to the Optionee an amount in respect of the shares of Common Stock subject to the Option, with such conditions or limitations as the Committee may deem reasonable and necessary to preserve the economic value of the Option.  Any such adjustment made by the Committee shall be final and binding upon the Optionee, Holdco and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.                                   - Commencement of Exercisability

(a)                                  So long as the Optionee continues to be employed by Holdco or any of its Subsidiaries or Affiliates, the Option shall become exercisable pursuant to the following schedules:

(i)                                     Time Option.  The Time Option shall become vested and exercisable ratably with respect to 20% of the shares subject to such Time Option on each of the first five anniversaries of the Grant Date.

(ii)                                  Performance Option.  The Performance Option shall become vested and exercisable as to 100% of the shares subject to such option on the eighth anniversary of the Grant Date; provided, however, that the exercisability of the Performance Option will be accelerated as to 20% of the shares of Common Stock subject to such Option at the end of each of the first five Fiscal Years occurring after the Grant Date, if and only if Holdco achieves both the EBITDA and Free Cash Flow performance targets set forth on Schedule A attached hereto (each, an “Annual Performance Target”).  In the event that an Annual Performance Target is not achieved in a particular Fiscal Year, the vesting of the Performance Option shall accelerate if both Annual Performance Targets are achieved in any subsequent fiscal year, such that the Performance Option shall vest as if all prior Annual Performance Targets had been met.

(b)                                 Notwithstanding the foregoing, (i) the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such option immediately prior to a Change in Control (but only to the extent such option has not otherwise terminated or become exercisable) and (ii) the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such option immediately prior to a Change in Control (but only to the extent such option has not otherwise terminated or become exercisable) if (x) both Annual Performance Targets have been achieved for each of the prior Fiscal Years or on a “catch-up” basis or (y) as a result of the Change in Control, (A) the Investors achieve a gross internal rate of return of not less than 25% (on a fully diluted basis, assuming the inclusion of all shares of Common Stock underlying all options), as determined in good faith by the Investors and (B) the Investors earn at least 3.0 times the Base Price for each share of Common Stock held (directly or indirectly) by them.  If a Change in Control occurs during a Fiscal Year, the Board will determine in good faith what percentage will become vested based upon quarterly performance targets measuring EBITDA over the trailing twelve month period.

(c)                                  Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which does not otherwise become exercisable in accordance with Section 3.1(a) or (b) above) following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall be immediately cancelled without payment therefor.

Section 3.2.                                   – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a)                                  The tenth anniversary of the Grant Date;

(b)                                 The first anniversary of the date of the Optionee’s termination of employment, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(g) below);

(c)                                  Immediately upon the date of the Optionee’s termination of employment by Holdco or its Subsidiaries or Affiliates for Cause;

(d)                                 One hundred and eighty (180) days after the date of an Optionee’s termination of employment by Holdco or any of its Subsidiaries or Affiliates without Cause (for any reason other than as set forth in Section 3.2(b));

(e)                                  One hundred and eighty (180) days after the date of an Optionee’s termination of employment with Holdco or any of its Subsidiaries or Affiliates by the Optionee with Good Reason;

(f)                                    Thirty (30) days after the date of an Optionee’s termination of employment with Holdco or any of its Subsidiaries or Affiliates by the Optionee without Good Reason;

(g)                                 The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder’s Agreement; or

(h)                                 At the discretion of Holdco, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of Holdco into another Person, or the exchange or acquisition by another Person of all or substantially all of Holdco’s assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation, dissolution or other corporate event of Holdco after (x) ten (10) days prior written notice to the Optionee that Holdco intends to exercise such discretion and an opportunity for the Optionee to exercise his Options (whether or not then vested), (y) payment to the Optionee in respect of the termination of his Options, or (z) an opportunity for the Executive to rollover his Options into new stock options, in connection with such transaction.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.                                   – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof.  After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.                                   – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.                                   – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)                                  Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)                                 Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised;

(c)                                  A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify Holdco against and hold it free and harmless from any loss, damage, expense or liability resulting to Holdco if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

(d)                                 Full payment to Holdco of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

(e)                                  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4.                                   – Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by Holdco.  Such shares shall be fully paid and nonassessable.  Holdco shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)                                  The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b)                                 The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.                                   – Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of Holdco in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by Holdco to such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1.                                   – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, Holdco and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.                                   – Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.                                   – Notices

Any notice to be given under the terms of this Agreement to Holdco shall be addressed to Holdco in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed Holdco of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.4.                                   – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.                                   – Applicability of Plan and Management Stockholder’s Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Management Stockholder’s Agreement, to the extent applicable to the Option and such shares.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement, the terms of the Management Stockholder’s Agreement shall control.

Section 5.6.                                   – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.                                   – Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8.                                   – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within 100 miles of the New York City metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.  Notwithstanding anything herein to the contrary, if the Employment Agreement contains a similar provision relating to arbitration and/or dispute resolution, such provision in the Employment Agreement shall govern any controversy hereunder.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PANAMSAT HOLDING CORPORATION

By:

Its:

Acknowledged and agreed:

PANAMSAT CORPORATION

By:

Its:

OPTIONEE:

Address

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares):	[ ]

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of number of shares):	[ ]

Base Price:	$[ ] per share

Grant Date:	August 20, 2004

Schedule A

Annual Performance Targets

The Annual Performance Targets are based on Holdco’s achievement of the following (i) Adjusted EBITDA and (ii) Adjusted EBITDA minus capital expenditures (“Free Cash Flow”) targets for the following Fiscal Years:

Fiscal Year	Adjusted EBITDA Target			Free Cash Flow Target

2005:	$	[	]	$	[	]

2006:	$	[	]	$	[	]

2007:	$	[	]	$	[	]

2008:	$	[	]	$	[	]

2009:	$	[	]	$	[	]

Annual Performance Targets will be equitably adjusted by the Board, in consultation with management, for any acquisitions, divestitures or major capital investment programs not contemplated in the management plan, and for any change in accounting treatment of equity compensation.  Annual Performance Targets will be equitably adjusted for other accounting changes and for other customary adjustment events on a basis consistent with normal practice.

“Adjusted EBITDA” shall have the meaning as defined in the Indenture dated as of August 20, 2004, among PanAmSat Corporation, the Guarantors named on Schedule I thereto and The Bank of New York, Trustee, for $1,010,000,000 of 9% Senior Notes Due 2014.

For purposes of determining the vesting of Performance Options for years in which the Annual Performance Targets were not met under the last sentence of Section 3.1(a)(ii), any amounts actually earned by Holdco in excess of the Adjusted EBITDA Target and Free Cash Flow Targets for FY 2004 shall be taken into account for purposes of satisfying any cumulative Performance Targets (and not with respect to any Annual Performance Target for any particular fiscal year).